Ober, Kaler, Grimes & Shriver
120 East Baltimore Street
Baltimore, Maryland 21202-1643
410-685-1120 FAX 410-547-0699






                                               June 11, 1997



IMG Mutual Funds, Inc.
2203 Grand Avenue
Des Moines, Iowa 50312-5338

Gentlemen:

         IMG Mutual Funds, Inc. (the "Corporation") is a corporation organized under the laws of the State of Maryland on November 16, 1994, having its principal place of business in Des Moines, Iowa. The Corporation's capital stock has been allocated between two different funds, the IMG Core Stock Fund and the IMG Bond Fund (each, a "Fund"), with each Fund representing a separate portfolio of investments with its own investment objectives and policies. The capital stock allocated to each Fund has been classified as Class A or "Investor" shares, Class B or "Select" shares, Class C or "Institutional" shares, or Class D or "Advisor" shares.

         We understand that, pursuant to Rule 24f-2 under the Investment Company Act of 1940, the Corporation registered an indefinite number of shares of its capital stock, effective July 7, 1995.

         We further understand that, pursuant to the provisions of Rule 24f-2, you are about to file with the Securities and Exchange Commission a notice making definite the registration of 262,544 shares of the Corporation's capital stock (the "Shares") sold in reliance upon Rule 24f-2 during the fiscal year ended April 30, 1997.

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Charter, By-Laws, and records of corporate proceedings of the Corporation, and such affidavits and advices from officers of the Corporation or from public officials, as we have deemed necessary or appropriate for the purpose of this opinion.

         We are of the opinion that all of the Shares were legally and validly issued, and are fully paid and non-assessable. The opinion expressed in the preceding sentence is based upon the assumption that cash consideration was received by the Corporation for each such Share in an amount not less than the per share net asset value of the series and class of the Corporation to which such share relates.

         We express no opinion as to compliance with the Securities Act of 1933, the Investment Company Act of 1940 or the securities laws of any state with respect to the issuance of the Shares.

         We consent to your filing this opinion with the Securities and Exchange Commission in connection with the Rule 24f-2 Notice which you are about to file pursuant to the Investment Company Act of 1940.

                                       Sincerely,
                                       Ober, Kaler, Griames & Shriver
                                        a Professional Corporation